Exhibit 10.3   Consulting Agreement with Douglas Turnbull

CONSULTING CONTRACT

This Agreement is made effective as of September 1, 2014, by and between Rosewood Resources, Inc. and Douglas Turnbull, Professional Geologist of Lakehead Geological Services Inc., 300 – 1055 West Hastings Street, Vancouver, British Columbia, Canada, V6E 2E9.

In this Agreement, the party who is contracting to receive services shall be referred to as “Rosewood Resources, Inc.” and the party who will be providing the services shall be referred to as Douglas Turnbull.

Douglas Turnbull has a background in geology and the exploring for minerals and is willing to provide services to Rosewood Resources, Inc. based on this background.

Rosewood Resources, Inc. is desires to have services provided by Douglas Turnbull.

1.	DESCRIPTION OF SERVICES.

Beginning on September 15, 1014, Douglas Turnbull will provide the following services (collectively, the “Services”):

To review and analyse the geological information relating to the Knott Lake Property (“Knott Lake”) located in Cairo Township in the Larder Mining District, Ontario;

To discuss the merits of the Knott Lake with the Board of Directors and make recommendation as to future development plans:

To review the proposed geological exploration program to be undertaken during the fall of 2014 and make any constructive recommendations; and

To advise the Board of Directors as to any impairments or litigation which might be pending relating to Knott Lake.

2.	PERFORMANCE OF SERVICE

    The manner in which the Services are to be performed and the specific hours to be worked by Douglas Turnbull shall be determined the Board of Directors will rely on Douglas Turnbull to work as many hours as may be reasonably necessary to fulfill Douglas Turnbull’s obligation under this Agreement.

3.	PAYMENT

Rosewood Resources, Inc. will pay a fee to Douglas Turnbull for theServices inthe amount of one thousand United States dollars(USD$1,000.00) eachmonth to a maximum of 24 months or until theDirectors decided thatthe Services of Douglas Turnbull are no longer required.  This fee will be paid by the middle of each month starting with September 15, 2014.

4.	EXPENSE REIMBURSEMENT

           Rosewood Resources, Inc. will pay all “out-of-pocket” expenses, and shallnot be entitled to reimbursement from Douglas Turnbull.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

“Douglas Turnbull”
           Douglas Turnbull

ROSEWOOD RESOURCES, INC.

“B. Gordon Brooke”
Name:   B. Gordon Brooke
Title.     Chief Financial Officer and Director